LEADERSHIP TRANSITION AND ADVISORY
SERVICES AGREEMENT

This LEADERSHIP TRANSITION AND ADVISORY SERVICES AGREEMENT (“Agreement”), is entered into as of February 2, 2026 (the “Effective Date”), by Accel Entertainment, Inc., a Delaware corporation (the “Company”), and Andrew Rubenstein (“Rubenstein”), and amends that certain Executive Employment Agreement by and between the Company and Rubenstein dated July 15, 2020, and amended as of April 27, 2023 (the “Employment Agreement”) and provides for certain post-separation agreements in connection with Rubenstein’s non-employee service engagement with the Company.

WHEREAS, the Employment Agreement and Rubenstein’s employment with the Company shall terminate as set forth herein;

WHEREAS, reference is made to those certain grant notices issued to Rubenstein by the Company and associated award agreements between Rubenstein and the Company, in each case, pursuant to the Accel Entertainment, Inc. Long Term Incentive Plan, as amended from time to time (the “LTIP”), whereby the Company granted Rubenstein certain Restricted Stock Units (as such term is defined in the LTIP) (“RSUs”). Such grant notices and award agreements are set forth on Schedule 1 hereto and are collectively referred to herein as the “RSU Agreements” and each a “RSU Agreement” (which such defined term as used herein, for the avoidance of doubt, includes both (i) RSUs subject to vesting conditions based on both continued service requirements and the achievement of performance goals and (ii) RSUs subject to vesting conditions based solely on continued service requirements); and

WHEREAS, in order to facilitate an orderly transition associated with Rubenstein’s departure as Chief Executive Officer (“CEO”) of the Company, the parties hereto desire to amend the Employment Agreement and agree to certain post-separation terms (including with respect to the RSU Agreements and the Option Agreements (defined below)) as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings assigned to them in the Employment Agreement.

2.Expiration of Employment Agreement. The term of the Employment Agreement (as amended hereby), and Rubenstein’s employment with the Company thereunder, shall end on August 7, 2026 (the “Leadership Transition Date”); provided that such term may earlier terminate upon a termination of Rubenstein’s employment as set forth in Section 4.1 of the Employment Agreement. As of the Leadership Transition Date, Rubenstein shall have no further employment relationship with the Company or any of its Affiliates, and Rubenstein agrees that such separation from employment shall effectuate Employee’s automatic resignation as an officer of the Company, as an officer or manager of any of the Company’s Affiliates (as applicable), and as a director of any of the Company’s Affiliates, in each case effective as of the Leadership Transition Date. Rubenstein agrees to execute any reasonable documents required to effectuate such resignations. For the avoidance of doubt, Rubenstein’s separation from employment shall have no effect on, and shall not be considered a resignation from, his position as a director of the Company. The Company and Rubenstein acknowledge and agree that Rubenstein’s employment termination as of the Leadership Transition Date shall not constitute a Covered Termination and Rubenstein shall not be entitled to any of the payments or benefits set forth in Section 5.2 of the Employment Agreement. For the avoidance of doubt, Rubenstein shall be entitled to receive the Accrued Benefits as set forth in Section 5.1 of the Employment Agreement.
3.Board Matters.
(a)As of, or as soon as practicable following the Effective Date (and in any event within 10 days of the Effective Date), Rubenstein shall be appointed Chairman of the Board, to serve in such capacity for such period as determined by the Board in accordance with the applicable policies of the Board.
(b)At each of the Company’s annual meetings to be held in 2026, 2027 and 2028, the Company shall include Rubenstein in its slate of nominees for election as a director of the Board, and shall execute such documents and perform such further acts as may be reasonably required or necessary to include Rubenstein in its slate of nominees for election as a director of the Board (the “Nomination Obligation”); provided that, the Company’s Nomination Obligation shall be contingent on Rubenstein owning at least 5% of the outstanding shares of the Company and retaining such minimum Company ownership while serving as a director on the Board. Notwithstanding the foregoing, the Company shall have no such obligation in the event (i) of the commission of any action by Rubenstein that could cause Rubenstein or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board, or that could cause the revocation or loss of any other material gaming license in any State in which Accel operates or plans to operate, or (ii) the Company has earlier terminated the Advisory Term (defined below) for Advisor Cause (defined below).
4.Advisory Services.
(a)For the period beginning on the day immediately following the Leadership Transition Date and ending on the three-year anniversary of the Leadership Transition Date (such period, the “Anticipated Advisory Period”), Rubenstein shall provide such services as may be reasonably requested of Rubenstein from time to time by the Chief Executive Officer of the Company (the “Advisory Services”), which Advisory Services shall include reasonable assistance with transitioning Rubenstein’s former duties and knowledge as CEO to the individual who succeeds Rubenstein as CEO of the Company as well as those services listed on Schedule 2 to this Agreement. Notwithstanding the foregoing, either the Company or Rubenstein may terminate Rubenstein’s engagement to provide the Advisory Services hereunder prior to the end of the Anticipated Advisory Period at any time, for any reason, subject to the terms hereof. The term that Rubenstein is engaged to provide the Advisory Services hereunder is referred to as the “Advisory Term.” For the avoidance of doubt, the Advisory Services shall be in addition to, and not in lieu of, Rubenstein’s obligations pursuant to the Cooperation provision in Section 7.1 of the Employment Agreement.
(b) During the Advisory Term, Rubenstein shall be an independent contractor to the Company, and, as such, Rubenstein shall be free to provide services to other entities during the Advisory Term as long as (i) Rubenstein does not violate any of the terms of this Agreement, the terms of the Employment Agreement that survive its termination (including the covenants in Sections 6.2 - 6.4 of the Employment Agreement), any LTIP Agreement (defined below), or other obligations Rubenstein owes to the Company or its Affiliates and (ii) such services do not interfere or conflict with the Company’s or its

Affiliate’s gaming licenses, as determined in the sole discretion of the Board. Rubenstein agrees to attend such meetings (whether in-person or virtually) as may be reasonably required for proper communication of Rubenstein’s advice and consultation during the Advisory Term. To the extent the Company requires Rubenstein to travel in the performance of the Advisory Services, the Company shall reimburse Rubenstein for such reasonable travel expenses in accordance with the terms of any travel reimbursement policies as applicable to directors in performance of their director services. The method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Rubenstein’s Advisory Services shall be within the sole control of Rubenstein. In the performance of the Advisory Services, Rubenstein shall (i) comply with all applicable laws and (ii) be an independent contractor and shall not be deemed to be an employee or agent of the Company or any of its Affiliates or have any power to bind or commit the Company or any of its Affiliates. Rubenstein acknowledges and agrees that, in respect of his services during the Advisory Term, as a non-employee, Rubenstein shall not be eligible for, and hereby waives any rights to, any benefits or benefit plans sponsored by the Company or any of its Affiliates for the benefit of its or their employees (other than receipt of vested benefits accrued as of the Leadership Transition Date and any right to continued participation in the Company’s health insurance policies (at Rubenstein’s own cost) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985).
(c)Rubenstein acknowledges and agrees that the Advisory RSUs (defined below) shall be Rubenstein’s sole compensation for the Advisory Services, and Rubenstein shall not be entitled to any other payment or benefits with respect to the Advisory Services. Notwithstanding anything herein or in any other agreement between the Company and Rubenstein to the contrary, following the Leadership Transition Date, Rubenstein may retain and use the Company computer issued to Rubenstein during his period of employment (subject to the Company having a reasonable opportunity to “scrub” the foregoing for confidential information of the Company or its Affiliates following the termination of Rubenstein’s service as an advisor).
(d)During the Advisory Term, Rubenstein shall be bound by, and agrees to comply with, the Confidential and Proprietary Information and Work Product provisions set forth in Section 6.4 and Section 6.5 of the Employment Agreement, and any references in such to Rubenstein’s employment in such Sections shall be deemed to apply to Rubenstein’s engagement during the Advisory Term. Notwithstanding the foregoing, nothing in this Agreement (or in the Employment Agreement) shall prohibit or restrict Rubenstein from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Department of Labor, Securities and Exchange Commission, any Inspector General and any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Rubenstein from any governmental agency or responding to a subpoena or court order; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (v) disclosing information if reasonably appropriate in connection with any legal process between Rubenstein or the Company or any of its affiliates. Nothing in this Agreement requires Rubenstein to obtain prior authorization before engaging in any conduct described in the preceding sentence, or to notify the Company that Rubenstein has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal
5.Long-Term Incentive Compensation.
(a)2026 LTIP Grant. The Company shall grant Rubenstein equity-based incentive compensation pursuant to the terms of Section 3.3 of the Employment Agreement; provided that such grant shall be for 78,930 Restricted Stock Units (the “2026 RSUs”) pursuant to the terms of the LTIP and an award agreement governing the 2026 RSUs, and provided further that the 2026 RSUs (i) shall be subject to a two-year service-based vesting period, which such definition of service shall include Rubenstein’s service as a director of the Board or engagement as an independent contractor providing the Advisory Services hereunder and (ii) shall vest in two equal installments on the first and second anniversary of the date of grant of the 2026 RSUs. The grant notice and corresponding award agreement with respect to the 2026 RSUs is referred to herein as the “2026 RSU Agreement.” The 2026 RSUs shall be granted at such time as the Company’s 2026 annual grants are made to similarly situated senior executives of the Company (but not later than March 31, 2026).
(b)Existing LTIP Agreements. With respect to each RSU Agreement listed on Schedule 1 hereto, as well as the 2026 RSU Agreement and the Advisory RSU Agreement (defined below) (collectively, the “LTIP Agreements”), as well as each outstanding stock option agreement in respect of shares of Company common stock granted to Rubenstein listed on Schedule 1 (collectively, the “Option Agreements”), for purposes of any vesting and/or exercise condition that requires Rubenstein’s continuous employment or engagement by the Company or its Affiliate, notwithstanding anything in any plan or award to the contrary, Rubenstein’s service as a director of the Board or engagement as an independent contractor providing the Advisory Services hereunder shall be deemed to be continuous employment or engagement by the Company or its Affiliate (the “Service Definition Benefit”). With respect to the RSU Agreement identified on Schedule 1 hereto as being granted on April 27, 2023, the “End Date” as used in such RSU Agreement shall not be April 27, 2026, but shall instead be the same date as the Leadership Transition Date. For the avoidance of doubt, for purposes of exercisability of any Company stock options pursuant to the Option Agreements listed on Schedule 1, Rubenstein shall not be deemed to have terminated employment or other engagement with the Company, until the latest of the Leadership Transition Date, the date of Rubenstein’s cessation of service as a director of the Board, and the date of termination of Rubenstein’s engagement as an independent contractor providing the Advisory Services hereunder or otherwise. In connection with any tax withholdings required in connection with the grant, vesting and/or settlement of any RSUs and/or the exercise of any stock options, Rubenstein may elect, in his sole discretion, to satisfy such tax withholding requirements in cash (and without automatic net-settlement, sell-to-cover or other cashless exercise / net share withholding).
(c)Advisory Services RSU. As consideration for the Advisory Services, on or as soon as practicable following the Leadership Transition Date (and in any event within 10 days of the Leadership Transition Date), the Company will grant Rubenstein 335,516 Restricted Stock Units (the “Advisory RSUs”) pursuant to the terms of the LTIP and an award agreement governing the Advisory RSUs. The Advisory RSUs shall vest based solely on continued service requirements on a quarterly basis pro rata over a three-year period, with the applicable definition of service for such vesting period to include Rubenstein’s service as a director of the Board or engagement as an independent contractor providing the Advisory Services hereunder. The grant notice and corresponding award agreement with respect to the Advisory RSUs is referred to herein as the “Advisory RSU Agreement."

(d)     Vesting.

(i)    With respect to any LTIP Agreement identified in the “Award Type” column as a “RSU” on Schedule 1 hereto and the 2026 RSU Agreement, in the event that, prior to the full vesting of RSUs granted under such LTIP Agreement, the Company materially breaches this Agreement, such unvested RSUs shall vest in full as of the date of such breach, provided that Rubenstein otherwise has satisfied the continuing service conditions through such date of breach (as determined in accordance with Section 5(b)). With respect to any LTIP Agreement identified in the “Award Type” column as a “PSU” on Schedule 1 hereto, in the event that, prior to the full vesting of RSUs granted under such LTIP Agreement, the Company materially breaches this Agreement, Rubenstein shall be treated as having experienced, as of the date of such breach, a “Qualifying Termination” or “Covered Termination” as such term is used in the applicable LTIP Agreement, provided that Rubenstein otherwise has satisfied the continuing service conditions through such date of breach (as determined in accordance with Section 5(b)). For the avoidance of doubt, for purposes of determining the Measurement Period (as such term is used in the applicable LTIP Agreement) in which the Qualifying Termination or Covered Termination, as applicable, occurred, the date of such Qualifying Termination or Covered Termination, as applicable, shall be the date of breach. Notwithstanding the foregoing, in order for the accelerated vesting and “Qualifying Termination” or “Covered Termination” definitions to apply, as applicable in this Section, Rubenstein must provide the Board written notice of the events giving rise to the alleged breach within thirty (30) days of the occurrence of such events, and the Company shall have a period of thirty (30) days in which to cure such breach. In the event Rubenstein fails to provide timely notice or the Company timely cures such breach, the accelerated vesting and “Qualifying Termination” or “Covered Termination” definitions shall not apply.
(ii)    In the event that, prior to the full vesting of any portion of the Advisory RSUs under the Advisory RSU Agreement, the Company terminates Rubenstein’s engagement to provide the Advisory Services prior to the end of the Anticipated Advisory Period absent Advisor Cause for termination, such unvested Advisory RSUs shall vest in full as of the date of such termination without Advisor Cause. For purposes of this Agreement “Advisor Cause” shall mean Rubenstein’s (A) material breach of this Agreement or any other material written agreement between Rubenstein and the Company or its Affiliate or material breach of any policy or code of conduct established by the Company, its Affiliate or the Board and applicable to and previously made available to Rubenstein; (B) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (C) commission of, or conviction or indictment of, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; (D) commission of any action that could cause Rubenstein or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board, or that could cause the revocation or loss of any other material gaming license in any State in which Accel operates or plans to operate; or (E) willful failure or refusal, other than due to Disability, to (1) perform Rubenstein’s obligations pursuant to this Agreement or (2) follow any lawful directive from the Board; provided, however, that if Rubenstein’s actions or omissions as set forth in clauses (A) or (E) are of such a nature that the Board determines they are curable by Rubenstein, such actions or omissions must remain uncured 30 days after the Board has provided Rubenstein written notice of the obligation to cure such actions or omissions. Poor performance shall not by itself be treated as a basis for Cause. No action or inaction shall be treated as willful unless done or not done in bad faith and without a reasonable belief it was in the best interests of the Company or its affiliates. Cause shall not exist based upon Rubenstein following directions of the Board or the Chief Executive Officer or the advice of counsel to the Company.

(e) General Release Agreement. Rubenstein will not be eligible for the Service Definition Benefit or the grant of the Advisory RSUs set forth in this Section 5 unless, on or after the Leadership Transition Date, Rubenstein timely executes and delivers to the Company a general release of all claims that Rubenstein may have against the Company and its Affiliates or Persons affiliated with the Company and its Affiliates, in the form set forth in Exhibit A hereto (the “Release”), and such Release becomes effective on or before the 60th day following the Leadership Transition Date. In the event that Rubenstein does not timely execute and deliver such Release, or such Release does not become effective and irrevocable within such period, (i) the Company shall have no obligation to grant the Advisory RSUs and, to the extent the Advisory RSUs have been granted, Rubenstein shall immediately and automatically, as of the 60th day following the Leadership Transition Date, forfeit without consideration all such Advisory RSUs, vested or unvested, and (ii) the Service Definition Benefit shall not be applicable.

6.Annual Bonus. The Company shall pay Rubenstein an Annual Bonus in respect of calendar year 2025 pursuant to the terms of Section 5.1 of the Employment Agreement; provided that (x) with respect to the individual performance target percentage, the percentage applied shall not be less than the Rubenstein’s individual performance target percentage applied with respect to his 2024 Annual Bonus, and (y) with respect to the financial performance target percentage, the percentage applied shall be determined in accordance with the Company’s achievement of applicable financial targets. Rubenstein shall not be entitled to receive an Annual Bonus in respect of calendar year 2026.

7.Termination Prior to Leadership Transition Date. Notwithstanding anything to the contrary in this Agreement, in the event Rubenstein’s employment with the Company terminates prior to the Leadership Transition Date for any reason, this Agreement shall become null and void as of such actual employment termination date and Rubenstein shall have no right to any benefits set forth hereunder (and the terms and conditions of the Employment Agreement shall apply instead). For the avoidance of doubt, in no event shall Rubenstein be entitled to both (x) the benefits set forth in Section 5.2 of the Employment Agreement and (y) the Service Definition Benefit and the Advisory RSUs.

8.Limited Effect. Except as expressly provided in this Agreement (including the confirmation that Rubenstein’s separation from employment as of the Leadership Transition Date is not a Covered Termination), all of the terms and provisions of the Employment Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the foregoing, the Agreements contained herein will not be construed as an Agreement to or waiver of any other provision of the Employment Agreement or as a waiver of or consent to any further or future action on the part of either party hereto that would require the waiver or consent of the other party hereto. On and after the Effective Date, each reference in the Employment Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Employment Agreement as amended by this Agreement.

9.Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail or other form of electronic communication, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Rubenstein, addressed to his last known address on file with the Company;

If to the Company, addressed to:

Accel Entertainment, Inc.
140 Tower Drive
Burr Ridge, IL 60527
Attn: Chief Legal Officer
Email: scott.levin@accelentertainment.com

10.Miscellaneous.

(a)This Agreement is governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws provisions of such State.

(b)This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and each of their respective permitted successors and permitted assigns.

(c)The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(d)This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(e)This Agreement, the Employment Agreement (as amended by this Agreement), and the LTIP Agreements constitute the sole and entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. For the avoidance of doubt, Sections 5.5, 6.2-6.5, 7.1, 8.1, and 8.2 of the Employment Agreement shall continue to apply and survive the Leadership Transition Date. Further for the avoidance of doubt, with respect to the post-termination non-competition and non-solicitation restrictions in Sections 6.2 and 6.3, such post-termination restrictions shall commence as of the Leadership Transition Date.

(f)Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration in Cook County, Illinois through Judicial Arbitration and Mediation Services/Endispute (“JAMS”) before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The JAMS rules may be found and reviewed at https://www.jamsadr.com/

rules-employment-arbitration. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based.

(g)The Company makes no representations or warranties to Rubenstein with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A of the Code”), and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from Rubenstein or any other individual to Company or any of its affiliates. Rubenstein, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A of the Code is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Section 409A of the Code applies, all references in this Agreement to the end of Rubenstein’s employment are intended to mean Rubenstein’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Rubenstein is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), at the time of Rubenstein’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Rubenstein to the imposition of any additional tax under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Rubenstein’s “separation from service,” shall not be paid to Rubenstein during such period, but shall instead be accumulated and paid to Rubenstein (or, in the event of Rubenstein’s death, Rubenstein’s estate) in a lump sum on the first business day following the date that is six months after Rubenstein’s separation from service. Moreover, the parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Section 409A of the Code and to avoid or mitigate the imposition of additional taxes under Section 409A of the Code, while preserving to the maximum extent possible the essential economics of Rubenstein’s rights under the Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ACCEL ENTERTAINMENT, INC.

By:         /s/ Scott Levin
Name:     Scott Levin
Title:     Chief Legal Officer and Corporate Secretary
ACCEPTED AND AGREED:

/s/ Andrew Rubenstein
Andrew Rubenstein

[Signature Page to Leadership Transition and Advisory Service Agreement]

Exhibit A

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Release”) is entered into between Andrew Rubenstein (“Executive”) and Accel Entertainment, Inc. (the “Company”) (collectively, the “parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated as of July 15, 2020, as amended by that certain Amendment No. 1 to Executed Employment Agreement dated as of April 27, 2023 and Leadership Transition and Advisory Services Agreement dated as of February 2, 2026 (the “Employment Agreement”);

WHEREAS, capitalized terms used and not defined in this Release shall have the respective meanings assigned to them in the Employment Agreement;

WHEREAS, Executive’s employment with the Company terminated as of the Separation Date (defined below);

WHEREAS, as of the Separation Date, Executive is serving as Chairman of the Board of Directors of the Company (the “Board”) and shall continue service on the Board for such period as determined by the Board in accordance with the applicable policies of the Board;

WHEREAS, following the Separation Date, Executive shall provide advisory services to the Company as set forth in the Leadership Transition and Advisory Services Agreement, dated as of February 2, 2026 (the “LTA”); and,

WHEREAS, the Company has agreed to provide Executive the benefits set forth in the LTA, subject to Executive’s timely entry into and return (and non-revocation) of this Release and Executive’s compliance with the terms hereof.

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.

1.Employment Separation. The parties acknowledge and agree that Executive’s employment with the Company terminated on [____], 2026 (the “Separation Date”), pursuant to Section 2 of the LTA. As of the Separation Date, Executive (i) has been appointed Chairman of the Board of Directors of the Company and has been engaged as an advisor to the Company pursuant to the LTA and (ii) has no further employment relationship with the Company or any other Released Party, and, except for his position as a director on the Board and advisor to the Company pursuant to the LTA, has resigned from and no longer holds any offices, director positions or other positions with the Company or any other Released Party.

2.Acknowledgment of Payment of Wages. By Executive’s signature below, Executive acknowledges that the Company has paid to Executive all wages, salary, compensation, benefits, accrued vacation (if applicable), reimbursable expenses previously submitted by Executive in accordance with applicable Company policy, and any similar payments due Executive from the Company as of the Separation Date. By signing below, Executive acknowledges that the Company does not owe Executive any other amounts arising out of or otherwise in connection with his employment with the Company or any Released Party (excluding, for the avoidance of doubt, the release consideration described in Section 3 below). Executive agrees to promptly (and by no later than 30 days following the Separation Date) submit for reimbursement, and otherwise in accordance with the Company’s reimbursement policies, all final outstanding expenses, if any.

3.Release Consideration. In exchange for Executive’s timely execution (and non-revocation) of this Release and Executive’s other promises herein, the Company agrees to provide Executive with the benefits as set forth in Section 5 of the LTA, including (i) the Service Definition Benefit and (ii) the Advisory RSUs. By signing below, Executive acknowledges that Executive is receiving the release consideration described in this Section 3 in exchange for waiving Executive’s rights to claims referred to in this Release and Executive would not otherwise be entitled to the consideration.

4.Return of Company Property. Executive hereby warrants to the Company that Executive has returned (without retaining copies thereof) to the Company all property or data of the Company or any Released Party of any type whatsoever that has been in Executive’s possession, custody or control (other than de minimis items not containing the confidential information of the Company of its Affiliates), with the exception of any property or data Executive is authorized to retain in connection with his Board director position or as advisor to the Company and/or pursuant to the LTA. Notwithstanding anything to the contrary set forth herein or the Employment Agreement or LTA, the Company hereby acknowledges and agrees that Executive may retain and use his Company-issued computer as his own (subject to the Company having a reasonable opportunity to “scrub” the foregoing for confidential information belonging to the Company or its Affiliates), and Executive may retain, as his own property, copies of any personnel documents, personal to him, previously provided to him by the Company, such as payroll and tax records, as well as his personal rolodex and address book.

5.Surviving Obligations. Executive hereby acknowledges that he continues to be bound by (i) those provisions of the Employment Agreement that survive the termination of Executive’s employment, including Sections 6.2 (Conflict of Interests; Non-Competition), 6.3 (Non-Solicitation), 6.4 (Confidential and Proprietary Information), 6.5 (Work Product) and 7.1 (Cooperation) of the Employment Agreement in accordance with their terms which survive, and (ii) Section 4 of the LTA (collectively the “Surviving Obligations”). For the avoidance of doubt, Sections 5.5, 6.2-6.5, 7.1, 8.1, and 8.2 of the Employment Agreement shall continue to apply. The parties hereby acknowledge that (i) the LTA and (ii) the LTIP Agreements (as amended by the LTA and this Release, as applicable) remain in full force and effect.

6. General Release and Waiver of Claims.

a.The benefits and promises set forth in this Release are in full satisfaction of all accrued compensation and benefits to which Executive may be entitled by virtue of Executive’s employment with the Company or Executive’s separation from the Company, including pursuant to the Employment Agreement (including those set forth in Article V of the Employment Agreement prior to its amendment by the LTA). To the fullest extent permitted by law, Executive, individually and on behalf of his heirs, agents, assigns and representatives, intending to make a full, complete, and general release, unconditionally and irrevocably releases and forever discharges the following persons and entities (collectively, the “Released Parties”): (i) the Company, (ii) the Company’s present and former officers, directors, shareholders, members, managers, employees, agents, representatives, attorneys, and assigns, in each case, in their official capacities with respect to the Company, (iii) the Company’s present and former parent companies, subsidiaries, successors, affiliated and related entities (collectively, the “Affiliates”), and (iv) all of the Affiliates’ respective present and former officers, directors, shareholders, members, managers, employees, agents, representatives, attorneys, and assigns, in each case, in their official capacities with respect to the Affiliates, from any liability for any and all claims, causes of action, demands, debts, damages, costs, attorneys’ fees, or liabilities of any nature whatsoever, in law or in equity, whether now known or hereafter discovered (collectively, “Released Claims”), that have arisen, or may arise, out of events that have occurred from the beginning of time through the date Executive signs this Release, including, but not limited to, Released Claims relating to or arising from Executive’s employment with the Company and the Affiliates and all contracts or agreements that Executive may have entered into with the Company and the Affiliates, including, but not limited to, the Employment Agreement.

b.The Released Claims include all claims arising out of Executive’s employment with the Company and the Affiliates, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, as amended, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Fair Labor Standards Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Law and all other wage, labor, and civil rights laws of the State of Illinois (each, to the extent permitted by law), and all other federal, state, and local constitutions, statutes, ordinances, and regulations, and including, but not limited to, claims for wrongful or retaliatory discharge (whether arising by statute or common law), retaliation, breach of contract (including under the Employment Agreement), breach of covenant of good faith and fair dealing, interference with contract or economic advantage, defamation, negligence, and any other contract or tort claims, and any claims for compensation, benefits, or damages of any kind not expressly set forth in this Release that could be filed with any court or governmental administrative body or tribunal having jurisdiction over such matters, and this Release resolves and subsumes any and all Released Claims based upon any conduct by the Released Parties. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES. Executive represents and warrants that as of the date Executive signs this Release, he knows of no right to which he is entitled under the Fair Labor Standards Act or the Illinois Minimum Wage Law.

c.Executive hereby acknowledges that Executive is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, Executive hereby agrees to expressly waive any rights he may have to that effect.

d.In no event shall the Released Claims include (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claim based on facts that first occur after the date that Executive executes this Release; (iii) any right to indemnification under Section 8.1 of the Employment Agreement, the LTA, that certain Indemnity Agreement dated as of November 20, 2019 between the Company and Executive (the “Indemnity Agreement”), or the Company’s directors & officers insurance policy applicable to Executive; (iv) any right under or any claim to enforce Executive’s rights under this Release (including rights to the benefits set forth in the Section 5 of the LTA); or (vi) any Released Claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits; provided, however, Executive acknowledges that the Company and any other Released Party may provide truthful information in response to any application for such benefits.

e.To the fullest extent permitted by law, any dispute regarding the scope of this general release (as well as any other dispute under this Release) will be determined by an arbitrator under the procedures set forth in Section 8.8 (Dispute Resolution; Arbitration) of the Employment Agreement. THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATING OT THIS RELEASE.

7.Protected Rights. Executive understands that nothing in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from any of the Released Parties as a result of any Government Agency proceeding or subsequent legal actions. Nothing herein waives Executive’s right to receive an award for information provided to a Government Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity) and nothing herein or in any other agreement between Executive and any Released Party shall prohibit or restrict Executive from: (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Government Agency; (ii) responding to any inquiry or legal process directed to Executive from any Government Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Government Agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Release requires Executive to obtain prior authorization before engaging in any conduct described in this Section 7 or to notify any Released Party that Executive has engaged in any such conduct.

8.Non-disparagement. Executive agrees that Executive will not, directly or indirectly, make any defamatory or disparaging remarks regarding the Company or any Released Party or any of their products or services, whether verbally or in writing, including, but not limited to, on any media outlet (including social media), website or blog; provided, however, nothing in this Section 8 shall restrict or impede Executive from making any of the statements or disclosures, or engaging in any of the activities, permitted under Section 7 above or from providing truthful information in response to a subpoena or other legal process. The Company agrees that, within five (5) days of the Effective Date, it shall instruct those individuals who are officers or directors of the Company, in each case, as of the Separation Date, to not make any defamatory or disparaging remarks regarding Executive, whether verbally or in writing, including, but not limited to, on any media outlet (including social media), website or blog; provided, however, the instruction may provide that it does not restrict or impede such individuals from making statements or disclosures that are required by subpoena or other legal process or from making truthful statements as reasonably required in the ordinary course of business.

9.Acknowledgements; Advice to Consult with Lawyer. This is an important legal document. The Company hereby advises Executive to consult with a lawyer before signing this Release. By executing and delivering this Release, Executive acknowledges and agrees that:

a.Executive has carefully read this Release;

b.Executive has had sufficient time (and at least twenty-one (21) days) to consider this Release before the execution and delivery hereof to the Company. In order to accept this Release, Executive must deliver his executed Release to the Company care of Scott Levin at scott.levin@accelentertainment.com not later than the twenty-second (22nd) day after the Company provided an execution version of this Release to Executive;

c.Executive has been advised by the Company in writing to discuss this Release with an attorney before signing this Release, and Executive has had adequate opportunity to do so prior to executing and delivering this Release;

d.Executive has seven (7) days after signing this Release to revoke it (such seven-day period is referred to as the “Release Revocation Period”). This Release will not become effective or enforceable until the Release Revocation Period has expired without Executive exercising Executive’s revocation right. Any notice of revocation of the Release is effective only if such revocation is in writing and received by the Company care of Scott Levin at scott.levin@accelentertainment.com, on or before the expiration of the Release Revocation Period. Executive understands that if Executive revokes his acceptance of this Release pursuant to this Section 9(d), this Release will be of no force or effect, and Executive will not be entitled to receive the benefits set forth in Section 3 above; provided, however, that the termination of Executive’s employment shall still be effective as of the Separation Date;

e.Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated within the four corners of this Release and in entering this Release, Executive has not relied on any representation or statement, written or oral, of any Released Party or Released Party’s agent that is not set forth in this Release; Executive is signing this Release knowingly, voluntarily, and of Executive’s own free will; Executive relies on Executive’s own judgment in entering into this Release; and Executive understands and agrees to each of the terms and conditions of this Release; and

f.No Released Party has provided any tax or legal advice regarding this Release and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Release with full understanding of the tax and legal implications thereof.

10.Effective Date. This Release is effective on the eighth (8th) day after Executive signs it, provided Executive has not revoked it as of that time (the “Effective Date”).

11.No Waiver. No failure by any party at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Release shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.Third Party Beneficiaries. This Release shall inure to the benefit of the Company, its Affiliates, and their permitted successors and assigns, and each Released Party that is not a signatory hereto is a third-party beneficiary of Executive’s release of claims, covenants, and representations hereunder and shall be entitled to rely on and enforce such release, covenants and representations as if a party hereto.

13.Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Release invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

14.Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. All references to Executive’s “employment” with the Company shall be construed as meaning “employed by or providing services to one or more Released Parties, including in Executive’s capacity as an Executive of the Company.” Neither this Release nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Release has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

15.Entire Agreement; Amendment. The parties acknowledge and agree that (i) this Release, (ii) the LTA, and (iii) with respect to: (x) the Surviving Obligations, the Employment Agreement, (y) the LTIP Agreements and Option Agreements, the LTIP, the LTIP Agreements, and the Option Agreements and any other award documents or agreements applicable to the foregoing, and (z) indemnity, the Indemnity Agreement, and the Company’s directors & officers insurance policy applicable to Executive, constitute the entire agreement between the parties with respect to the matters herein; provided, however, this Release shall complement and be in addition to (and not supersede or replace) any and all obligations Executive has to the Released Parties with respect to non-disclosure, confidentiality, and return of property, and Executive shall not be in breach of any such obligations as a result of any conduct expressly permitted herein. Subject to Section 13, this Release may not be changed orally but only by an agreement in writing agreed to and signed by the parties.

16.Counterparts. This Release may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

17.Governing Law. This Release is governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws provisions of such State.

18.Section 409A. The intent of the parties is that this Release and the payments and benefits under this Release are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986 and the United States Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Release shall be construed and administered in accordance with such intent. In the event the parties in good faith determine that this Agreement or any payments referenced herein are not in compliance with Section 409A, the parties shall in good faith modify this Agreement (or any other agreements) to comply with Section 409A while endeavoring to maintain to the maximum extent possible the intended economic benefits. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Release comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(Signature Page Follows)

In Witness Whereof, the parties have executed this Release as of the date written below.

Dated:
Accel Entertainment, Inc. Name: Title:

Dated:
Andrew H. Rubenstein

[Exhibit A to Leadership Transition and Advisory Services Agreement]

Schedule 1

RSU Agreements

Award Type*	Date of Grant	Total Number of Units Granted
PSU	3/10/2025	88,034
RSU	3/10/2025	88,034
PSU	3/15/2024	80,505
RSU	3/15/2024	80,505
PSU	4/27/2023	520,247

* “PSU” refers to a Restricted Stock Unit that is subject to both time-based and performance-based vesting requirements. “RSU” refers to a Restricted Stock Unit that is subject only to time-based vesting requirements.

Option Agreements

Award Type	Date of Grant	Total Number of Options Granted	Total Number of Options Outstanding as of Effective Date
Incentive Stock Option / Annual	3/14/2022	9,578	9,578
Non-Qualified Stock Option / Annual	3/15/2022	101,745	101,745
Incentive Stock Option / Annual	3/16/2021	30,865	30,865
Non-Qualified Stock Option / Annual	3/16/2021	58,955	58,955
Non-Qualified Stock Option / Annual	7/13/2020	104,000	52,000
Non-Qualified Stock Option / TPGTRANS	2/27/2020	165,000	165,000

[Schedule 1 to Leadership Transition and Advisory Service Agreement]

Schedule 2

Consulting Services

•Services related to the Company’s evaluation of the potential to bring a distributed gaming and local entertainment model to the city of Chicago via the introduction of Video Gaming Terminals in licensed locations and the implementation of the same.
•Such consulting and advisory services with respect to the Company’s business, operations and market opportunities as the Company may reasonably request from time to time.

[Schedule 2 to Leadership Transition and Advisory Service Agreement]
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